Registration No. 333-200696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iDreamSky Technology Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16/F, A3 Building, Kexing Science Park

15 Keyuan Road North, Nanshan District

Shenzhen, Guangdong 518057

People’s Republic of China

(Address of principal executive office)

2012 Share Incentive Plan

2014 Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, NY 10017

+1-212-750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

iDreamSky Technology Limited (“iDreamSky” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2014, File No. 333-200696 (the “Registration Statement”), with respect to Class A ordinary shares of the Registrant, par value US$0.0001 per share (the “Class A Shares”), thereby registered for offer or sale pursuant to iDreamSky’s 2012 Share Incentive Plan and 2014 Share Incentive Plan (collectively, the “Plans”). A total of 20,789,530 Class A shares were initially registered for issuance under the Registration Statement.

On December 31, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dream Investment Holdings Limited (“Parent”) and Dream Merger Sub Limited (“Merger Sub”), a wholly-owned subsidiary of Parent. On May 16, 2016, at an extraordinary general meeting, the shareholders of the Registrant voted in favor of, among others, the proposal to authorize and approve the Merger Agreement, the plan of merger substantially in the form attached as Exhibit A to the Merger Agreement and the transactions contemplated thereby. On September 7, 2016 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on September 7, 2016.

iDreamSky Technology Limited

By:	/s/ Michael Xiangyu Chen
Name:	Michael Xiangyu Chen
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ Michael Xiangyu Chen	September 7, 2016
Name: Michael Xiangyu Chen Title: Director and Chief Executive Officer

/s/ Kevin Junwen Lei	September 7, 2016
Name: Kevin Junwen Lei Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the Registration Statement in New York on September 7, 2016.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer
Law Debenture Corporate Services Inc.